                                                                EXHIBIT 99(b)(1)



Flair Industrial Park
Regional Commercial Banking Office
9000 Flair Drive
El Monte, CA 91731



                                November 1, 1995



Mr. B. Wayne Hughes
600 N. Brand Blvd., Suite 300
Glendale, CA 91203

Dear Mr. Hughes:

     This letter is to confirm that Wells Fargo Bank, National Association ("Bank"), subject to all terms and conditions contained herein, has agreed to make available to B. WAYNE HUGHES ("Borrower") a revolving line of credit ("Line of Credit"), under which Bank will make advances to Borrower from time to time up to and including November 1, 1998, not to exceed at any time the Commitment Amount, the proceeds of which shall be used to consolidate certain indebtedness of Borrower and Borrower's family and to purchase certain assets from Public Storage, Inc. ("PSI") that will not be included as part of the merger of PSI and Storage Equities, Inc. The entity resulting from such merger is referred to as "SEI".


I.   DEFINITIONS:

     As used in this letter, the following terms have the following meanings:

     "Bank" - the meaning ascribed to it in the introductory paragraph of this letter.

     "Borrower" - the meaning ascribed to it in the introductory paragraph of this letter.

     "Commitment Amount" - initially, the amount of $40,000,000.00, or such reduced amount, if any, agreed to pursuant to Section VI.2 of this letter.

     "Fair Market Value" - means the publicly quoted trading price of the security in question, or if there is no publicly quoted trading price, the fair market value of the applicable security as reasonably determined by Bank.

     "Line of Credit" - the meaning ascribed to it in the introductory paragraph of this letter.

B. Wayne Hughes
November 1, 1995
Page 2


     "Line of Credit Note" - the meaning ascribed to it in Section II.1.(b)

     "PSI" - the meaning ascribed to it in the introductory paragraph of this letter.

     "Pledged Stock" - 5,000,000 shares of common stock of SEI, together with additional collateral, if any, pledged pursuant to Section VI.2 of this letter.

     "SEI" - the meaning ascribed to it in the introductory paragraph of this letter.


II.  CREDIT TERMS:

     1.   LINE OF CREDIT:

     (a) Line of Credit Note.  Borrower's obligation to repay advances under the
         -------------------
Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) Borrowing and Repayment.  Borrower may from time to time during the
         -----------------------
term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

     2.   COLLATERAL:

     As security for all indebtedness of Borrower to Bank described herein, Borrower pledges and grants to Bank a possessory security interest of first priority in the Pledged Stock and all proceeds thereof.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees.

B. Wayne Hughes
November 1, 1995
Page 3


III. INTEREST/FEES:

     1.   Interest.  The outstanding principal balance of the Line of Credit
          --------
shall bear interest at the rate of interest set forth in the Line of Credit
Note.

     2.   Computation and Payment.  Interest shall be computed on the basis of a
          -----------------------
360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

     3.   Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one
          ---------------------
quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears.

     4.   Collection of Payments.  Borrower authorizes Bank to collect all
          ----------------------
interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 0648281004 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.


IV.  REPRESENTATIONS AND WARRANTIES:

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this letter and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this letter.

     1.   Legal Status.  Borrower is qualified or licensed to do business in all
          ------------
jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     2.   Authorization and Validity.  This letter, the Line of Credit Note, and
          --------------------------
each other document, contract or instrument deemed necessary by Bank to evidence any extension of credit to Borrower pursuant to the terms and conditions hereof, or now or at any time hereafter required by or delivered to Bank in

B. Wayne Hughes
November 1, 1995
Page 4


connection with this letter (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     3.   No Violation.  The execution, delivery and performance by Borrower of
          ------------
each of the Loan Documents do not violate any provision of any law or regulation, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     4.   Litigation.  There are no pending, or to the best of Borrower's
          ----------
knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     5.   Correctness of Financial Statement.  The financial statement of
          ----------------------------------
Borrower dated December 31, 1994, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

     6.   Income Tax Returns.  Borrower has no knowledge of any pending
          ------------------
assessments or adjustments of his income tax payable with respect to any year.

     7.   No Subordination.  There is no agreement, indenture, contract or
          ----------------
instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this letter to any other obligation of Borrower.

B. Wayne Hughes
November 1, 1995
Page 5


     8.   Other Obligations.  Borrower is not in default on any obligation for
          -----------------
borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.


V.     CONDITIONS:

     1.   Conditions of Initial Extension of Credit.  The obligation of Bank to
          -----------------------------------------
extend any credit contemplated by this letter is subject to fulfillment to Bank's satisfaction of all of the following conditions:

     (a) Documentation.  Bank shall have received each of the Loan Documents,
         -------------
duly executed and in form and substance satisfactory to Bank.

     (b) Financial Condition.  There shall have been no material adverse change,
         -------------------
as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

     2.   Conditions of Each Extension of Credit.  The obligation of Bank to
          --------------------------------------
make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) Compliance.  The representations and warranties contained herein and in
         ----------
each of the other Loan Documents shall be true on and as of the date of the signing of this letter and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no default hereunder, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such a default, shall have occurred and be continuing or shall exist.

     (b) Documentation.  Bank shall have received all additional documents which
         -------------
may be required in connection with such extension of credit.

     3.   Condition Subsequent.  It is a condition subsequent to Bank's
          --------------------
obligations hereunder that Borrower deliver to Bank on or before January 15, 1996, stock certificate(s) evidencing the Pledged Stock, together with duly executed stock power(s), all in form and content acceptable to Bank.

B. Wayne Hughes
November 1, 1995
Page 6

VI.  COVENANTS:

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     1.  Punctual Payment.  Punctually pay all principal, interest, fees or
         ----------------
other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     2.   Remargin.  If, at any time and for any reason, the Commitment Amount
          --------
shall exceed 45% of the Fair Market Value of the Pledged Stock, Borrower shall within 5 calendar days after written demand by Bank, either (a) pledge and deliver to Bank additional common stock of SEI, and/or (b) agree in writing to a reduction of the Commitment Amount (and to the extent applicable, make a principal payment to Bank in the amount by which the outstanding principal balance of the Line of Credit exceeds such reduced Commitment Amount), such that the Commitment Amount does not exceed 45% of the Fair Market Value of Pledged Stock. Nothing in this paragraph shall restrict Bank's rights or remedies under
Section VII of this letter.

     3.   SEI Stock.  In addition to all shares of common stock of SEI pledged
          ---------
by Borrower to Bank, Borrower shall at all times own, on a fully paid up basis and free and clear of any liens or encumbrances, shares of the common stock of SEI with a Fair Market Value equal to or greater than fifty percent (50%) of the Commitment Amount. Upon the occurrence and during the continuance of any of the events described in clauses VII 1.(a), (b) or (c) hereof, Borrower shall not sell or otherwise dispose of any common stock of SEI.

     4.   Accounting Records.  Maintain adequate books and records in accordance
          ------------------
with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and inspect the properties of Borrower.

     5.   Financial Statements.  Provide to Bank all of the following, in form
          --------------------
and detail satisfactory to Bank:

B. Wayne Hughes
November 1, 1995
Page 7


     (a) not later than 120 days after and as of the end of each calendar year, a financial statement of Borrower, prepared by Borrower or a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flow, and within 30 days after filing, but in no event later than each May 15, copies of Borrower's filed Federal income tax returns for such year;

     (b) from time to time such other information as Bank may reasonably request.

     6.   Litigation.  Promptly give notice in writing to Bank of any litigation
          ----------
pending or threatened against Borrower with a claim in excess of $250,000.00.

     7.   Taxes and Other Liabilities.  Pay and discharge when due any and all
          ---------------------------
indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event that Borrower is obligated to make such payment.

     8.   Other Indebtedness.  Not create, incur, assume or permit to exist any
          ------------------
indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof including any extensions and refinancings thereof.

     9.   Guaranties.  Not guarantee or become liable in any way as surety,
          ----------
endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity.

     10.  Pledge of Assets.  Not mortgage, pledge, grant or permit to exist a
          ----------------
security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

B. Wayne Hughes
November 1, 1995
Page 8

VII.  DEFAULT, REMEDIES:

     1.   Default, Remedies.  Upon (a) the violation of any term or condition of
          -----------------
any of the Loan Documents; (b) the occurrence of any default or defined event of default under any of the Loan Documents; or (c) the Commitment Amount at any time and for any reason exceeding sixty-five percent (65%) of the Fair Market Value of Pledged Stock: (i) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower; (ii) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit extended by Bank to Borrower under any of the Loan Documents and to exercise any or all of the rights of a beneficiary or secured party pursuant to the applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of any such breach or default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

     2.   No Waiver.  No delay, failure or discontinuance of Bank in exercising
          ---------
any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.


VIII.  MISCELLANEOUS:

     1.   Notices.  All notices, requests and demands which any party is
          -------
required or may desire to give to any other party under any provision of this letter must be in writing delivered to each party at its address first set forth above, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon

B. Wayne Hughes
November 1, 1995
Page 9


delivery; (b) if sent by mail, upon the earlier of the date of receipt or three
(3) days after deposit in the U.S. mail, first class and postage prepaid; and
(c) if sent by telecopy, upon receipt.

     2.   Costs, Expenses and Attorneys' Fees.  Borrower shall pay to Bank
          -----------------------------------
immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this letter and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

     3.   Successors, Assignment.  This letter shall be binding upon and inure
          ----------------------
to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any credit extended by Bank to Borrower, Borrower or its business, or any collateral required hereunder.

     4.   Entire Agreement; Amendment.  This letter and the other Loan Documents
          ---------------------------
constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This letter may be amended or modified only in writing signed by each party hereto.

     5.   No Third Party Beneficiaries.  This letter is made and entered into
          ----------------------------
for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in

B. Wayne Hughes
November 1, 1995
Page 10

connection with, this letter or any other of the Loan Documents to which it is not a party.

     6.   Governing Law.  This letter shall be governed by and construed in
          -------------
accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

     Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Bank's commitment to extend any credit to Borrower pursuant to the terms of this letter shall terminate on December 1, 1995, unless this letter is acknowledged by Borrower and returned to Bank on or before that date.

                                  Sincerely,

                                  WELLS FARGO BANK,
                                     NATIONAL ASSOCIATION


                                  By: /s/ John Manning
                                      --------------------------
                                       John Manning
                                       Vice President

Acknowledged and accepted as of 11-1-95:
                                -------


/s/ B. Wayne Hughes
------------------------------
B. Wayne Hughes

                         REVOLVING LINE OF CREDIT NOTE

$40,000,000.00                                              El Monte, California
                                                                November 1, 1995

     FOR VALUE RECEIVED, the undersigned B. WAYNE HUGHES ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Flair Industrial Park Regional Commercial Banking Office, 9000 Flair Drive, El Monte, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Million Dollars ($40,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one and one-half percent (1.50%) above Bank's LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

A.   DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each:

     1. "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

     2. "Fixed Rate Term" means a period commencing on a Business Day and continuing for thirty (30), sixty (60) or ninety (90) days, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Bank's LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

     3. "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

     LIBOR =           Base LIBOR
             -------------------------------
             100% - LIBOR Reserve Percentage

     (a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     4. "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office in San Francisco as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

B.   INTEREST:

     1.   Payment of Interest.  Interest accrued on this Note shall be payable
          -------------------
on the 1st day of each month, commencing December 1, 1995.

     2.   Selection of Interest Rate Options.  At any time any portion of this
          ----------------------------------
Note bears interest determined in relation to Bank's LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or in relation to Bank's LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to Bank's LIBOR for a Fixed Rate Term designated by Borrower. At the time each advance is requested hereunder or Borrower wishes to select the LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower, (b) the principal amount subject thereto, and (c) if the LIBOR option is selected, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (i) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     3.   Additional LIBOR Provisions.
          ---------------------------

     (a) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining Bank's LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, than (i) no new LIBOR option may be selected by Borrower, and (ii) any portion of the outstanding principal balance hereof which bears interest determined in relation to Bank's LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

     (b) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank
(i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on Bank's LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

     (c) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

     (i) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

    (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

   (iii) impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

    4.    Default Interest.  From and after the maturity date of this Note, or
          ----------------
such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

C.   BORROWING AND REPAYMENT:

     1.   Borrowing and Repayment.  Borrower may from time to time during the
          -----------------------
term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on November 1, 1998.

     2.   Advances.  Advances hereunder, to the total amount of the principal
          --------
sum stated above, may be made by the holder at the oral or written request of
(a) Regina Reed or Ronald L. Havner, Jr., any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

     3.   Application of Payments.  Each payment made on this Note shall be
          -----------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to Bank's LIBOR, with such payments applied to the oldest Fixed Rate Term first.

     4.   Prepayment.
          ----------

     (a) Prime Rate.  Borrower may prepay principal on any portion of this Note
         ----------
which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

     (b) LIBOR.  Borrower may prepay principal on any portion of this Note which
         -----
bears interest determined in relation to Bank's LIBOR at any time and in the minimum amount of Two Million Dollars ($2,000,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

     (i) Determine the amount of interest which would have accrued each month on
         ---------
         the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

    (ii) Subtract from the amount determined in (i) above the amount of interest
         --------
         which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at Bank's LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

   (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by Bank's LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum one quarter percent (0.25%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

D.   EVENTS OF DEFAULT:

     The occurrence of any of the following shall constitute an "Event of Default" under this Note:

     1. The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

     2. The filing of a petition by or against any Borrower, any guarantor of this Note or any general partner or joint venturer in any Borrower which is a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of any Borrower or Third Party Obligor; any Borrower or Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of any Borrower or Third Party Obligor.

     3. The death or incapacity of any individual Borrower or Third Party Obligor, or the dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity.

     4. Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which any Borrower or Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

     5. Any financial statement provided by any Borrower or Third Party Obligor to Bank proves false.

     6. Any sale or transfer of all or a substantial or material part of the assets of any Borrower or Third Party Obligor other than in the ordinary course of its business.

     7. Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust or other document executed in connection with or securing this Note.

E.   MISCELLANEOUS:

     1.   Remedies.  Upon the occurrence of any Event of Default, the holder of
          --------
this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to any Borrower.

     2.   Obligations Joint and Several.  Should more than one person or entity
          -----------------------------
sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

     3.   Governing Law.  This Note shall be governed by and construed in
          -------------
accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.


/s/ B. Wayne Hughes
------------------------------
B. Wayne Hughes